Exhibit 99.1

                                NORTH BAY BANCORP
                                Napa, California
                                  July 10, 2002

North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, announced completion of a $10 million participation in a trust preferred pooled transaction. The Company's participation in the pool was first announced in a press release dated June 6, 2002. Keefe, Bruyette & Woods and FTN Financial acted as co-placement agents in the transaction. North Bay Bancorp will pay a variable interest rate on the proceeds at 90-Day LIBOR plus 3.45%, resulting in an initial rate of 5.34%.

President & CEO Terry Robinson noted that the funds from the issue are expected to qualify as "Tier I" capital for regulatory purposes. "This transaction assures us of having adequate capital to support the growth anticipated for The Vintage Bank and Solano Bank for several years without diluting the ownership percentages of existing shareholders," stated Robinson.

North Bay Bancorp is headquartered in Napa, California. The Vintage Bank has four offices in Napa County--three in the City of Napa and one in St. Helena. Solano Bank has four offices in Solano County--Vacaville, Fairfield, Vallejo and Benicia. Consolidated assets of North Bay were $338 million as of March 31, 2002. Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

--------------------------------------------------------------------------------

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 259-2346.